Exhibit 99.1

Royal Gold Announces Election of

Ronald J. Vance to Fill New Board Seat

DENVER, COLORADO. FEBRUARY 26, 2013: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced the expansion of its Board of Directors from seven to eight members, and the election of Ronald J. Vance to fill the newly created position.

Mr. Vance has over 30 years of experience in the mining industry as a senior executive in the areas of corporate development, marketing, project development, and finance. His career has included working with some of the world’s largest mining companies executing large-scale transactions, building strategic commercial relationships and managing corporate and structured financing arrangements.

Currently, Mr. Vance is Senior Vice President, Corporate Development for Teck Resources Limited. Prior to joining Teck, he was Managing Director/Senior Advisor for Rothschild Inc., where he led structured finance and investment banking teams responsible for advising clients in the natural resources sector on mergers and acquisitions, financings and other strategic initiatives. Before his tenure at Rothschild, he served as Vice President Marketing and later as Vice President Project Development at Newmont Mining Corporation. Mr. Vance holds an MBA from Columbia University and a B.A. degree from Hobart College.

Stanley Dempsey, Chairman of the Board, commented, “We are pleased to have Ron join our Board. His extensive experience in the areas of corporate development and finance, with deep knowledge of the mining industry, will be an excellent complement to our existing Board.”

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalties and similar interests. The Company owns interests on 206 properties on six continents, including interests on 39 producing mines and 28 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

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